Exhibit 10.5

RCF ACQUISITION CORP.
1400 Wewatta Street, Suite 850
Denver, Colorado 80202

Private & Confidential

Sunny Shah
By email to: sunny.shah@rcfacquisitioncorp.com	November 6, 2023

Dear Sunny,

Termination of employment and waiver of claims

This letter records and implements the termination of your employment agreement with RCF Acquisition Corp (the “Company”) dated 1 September 2022 (as amended from time to time) (the “Employment Agreement”). Any capitalised terms used in this letter but not otherwise defined shall have the meaning given to them in the Employment Agreement.

1.	You and the Company hereby agree that the Employment Agreement shall terminate by mutual agreement with effect from 6 November 2023 (the “Termination Date”). You will receive your Salary and contractual benefits in the usual way up to the Termination Date.

2.	Pursuant to Clause 16.1 of the Employment Agreement, the Company shall pay you the sum of USD 12,500 as a payment in lieu of notice through the next available payroll following the Termination Date. You will also receive a payment in lieu of your accrued but untaken holiday entitlement as at the Termination Date.

3.	In accordance with Clause 17.1(b) of the Employment Agreement, you shall, within seven days of the date of this letter, deliver to the Company at the your expense, at the Company’s registered office or any other place the Company may reasonably nominate, all property of any Group Company which may be in your possession or control including, without limitation, all Work Products and all embodiments thereof (whether or not then complete), keys, security pass, laptop, mobile phone, company car (if any), all correspondence, documents, papers, memoranda, notes and records (including any copies and any records stored by electronic means) relating to the business or affairs of any Group Company, and any other tangible property of or relating to the business of any Group Company, in your possession or which are or were last under your power or control.

4.	In accordance with Clause 17.1(c) of the Employment Agreement, you shall, within seven days of the date of this letter, irretrievably delete any information relating to the business of any Group Company or its clients, customers, employees, finances, business contacts, or suppliers electronically stored on media or devices which are in your possession or under your control.

5.	You shall continue to be bound by your obligations under Clauses 13 (Intellectual Property), 14 (Confidentiality), 18 (Post-Termination Obligations), 27 (General), and 28 (Governing law and Jurisdiction) of the Employment Agreement, which survive termination of the Employment Agreement.

6.	You hereby accept the terms set out in this letter in full and final settlement of all or any claims and any rights of action whatsoever and howsoever arising (whether arising under the Employment Agreement, or any other contract, common law, statute, or otherwise), and whether in the United Kingdom, or any other country or jurisdiction, and whether contemplated or not, which you have, or may have, against the Company, any of its Group Companies or their employees or officers, arising out of or relating to the Employment Agreement and its termination and you hereby irrevocably waive any such claims or rights of action which you have now or may become aware of hereafter.

7.	You undertake that you shall not at any time use or disclose to any third party any Confidential Information except where:

(i)	such Confidential Information has come into the public domain other than through unauthorised disclosure by you;

(ii)	the Company has given its prior written consent to such use or disclosure; or

(iii)	such disclosure is:

(A)	to your legal or tax adviser or to a medical professional and is reasonably necessary for the purposes of obtaining their professional advice;

(B)	to your spouse or immediate family, provided that the recipient is made aware of your obligation of confidentiality under this letter and agrees to keep such Confidential Information confidential;

(C)	a protected disclosure within the meaning of section 43A of the Employment Rights Act 1996;

(D)	required by judicial, administrative, governmental or regulatory process in connection with any action, suit, proceeding or claim or otherwise by applicable law or regulatory requirement;

(E)	required by a law enforcement agency for the purposes of any investigation into or prosecution of an alleged criminal offence; or

(F)	required in order to report alleged criminal activity to a law enforcement agency;

8.	You agree not to disclose the contents of this letter or the negotiations or circumstances leading to the agreement of this letter, to any third party, except where such disclosure is to: (a) your spouse or immediate family and such recipient is made aware of, and complies with, your obligation of confidentiality under this letter as if the recipient were a party to this letter; or (b) your legal or tax adviser or to a medical professional and is reasonably necessary for the purpose of obtaining their professional advice.

9.	You agree not make to any third party any misleading, untrue or derogatory statements (whether orally or in writing) about any Group Company or its officers or employees.

10.	This letter may be executed in any number of counterparts, each of which, when executed, shall be an original, and all the counterparts together shall constitute one and the same instrument.

11.	This letter and any dispute or claim arising out of or in connection with it or its subject matter or formation (including non-contractual disputes or claims) shall be governed by and construed in accordance with the law of England and Wales.

12.	You and the Company irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any dispute or claim arising out of or in connection with this letter or its subject matter or formation (including non-contractual disputes or claims).

In Witness Whereof this letter has been executed and delivered as a deed on the date first above written.

Executed and delivered as a deed by RCF
Acquisition Corp acting by Thomas	Signer
Boehlert, a director, in the presence of:

/s/ Thomas Boehlert

Witness signature:
Witness name:
Witness address:
Witness occupation:

Executed and delivered as a deed by Sunny	Signer
Shah in the presence of:

/s/ Sunny Shah

Witness signature:
Witness name:
Witness address:
Witness occupation: